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                                                         EXHIBIT 23
DELOITTE &
  TOUCHE LLP
____________
               3900 US Bancorp Tower          Telephone: (503)222-1341
               111 SW Fifth Avenue            Facsimile:  (503)224-2172
               Portland, Oregon  97204-3698







INDEPENDENT AUDITOR'S CONSENT


Pacific Telecom, Inc.:

We consent to the incorporation by reference in Registration Statement No. 33-42577 on Form S-3 and Registration Statement Nos. 33-52600 and 33-54425 on Form S-8 of our report dated February 15, 1995 (March 9, 1995 as to the definitive merger agreement discussed in Note 2) (which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for other postretirement benefits in the year ended December 31, 1993), appearing in this Annual Report on Form 10-K of Pacific Telecom, Inc. for the year ended December 31, 1994.





DELOITTE & TOUCHE LLP

Portland, Oregon
March 28, 1995